Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice: 804/443-8423
Fax: 804/445-1047

July 21, 2006

For Immediate Release

Eastern Virginia Bankshares Announces Earnings Increase, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported 2006 second quarter net income and earnings per share and announced a dividend declaration.

The Company reported second quarter net income for 2006 of $1.8 million, or $0.37 per diluted share, an increase of $252 thousand or 16.3% compared to $1.5 million, or $0.32 per diluted share, in the second quarter 2005. For the second quarter of 2006, net interest income increased $482 thousand, or 6.4%, compared to the same period in 2005. Also, earnings benefited from increases of 10.6% in service charges and fees and 15.9% in other operating income. Noninterest expense increased $287 thousand or 4.6%. In a rising rate environment, the interest margin continues to be squeezed by the higher cost of funding. Salaries and benefits increased very little despite a rise in retirement expense. This was primarily the result of expense control and a full time equivalent staff that only increased about 1% over the level in 2005. Occupancy expense was up $130 thousand primarily from increased lease costs, expenses associated with the opening of the Glenns branch in June of 2005, increased service contract costs and repair costs. Marketing expenses increased as expected from the costs associated with the Company’s roll out of its new name, conversion to a one-bank holding company and costs associated with attracting deposits.

For the six months ended, June 30, 2006, net income was $3.4 million, increasing $132 thousand or 4.1%, compared to $3.2 million for June 30, 2005. Net interest income increased $703 thousand or 4.8%; provision increased $111 thousand or 53.9%; other income increased $179 thousand or 7.9% and other expense increased $533 thousand or 4.3%. The gains reflect the improved second quarter of 2006 that more than offset the year-to-year first quarter decline in net income of $120 thousand. Provision expense is up due to an adjustment in the first quarter of 2005 that decreased the provision expense. The increase in 2006 provision expense reflects the risk associated with a larger loan portfolio as measured by the allowance for loan loss model. Other income increases reflect a $112 thousand increase in service charges and fees on deposit accounts, increases in ATM and credit card fees and increases in our other investment income. Total other expenses are up $533 thousand or 4.3% compared to the six months ended June 30, 2005. Over 49% of that increase is the $263 thousand increase in marketing expense which reflects the expected costs of changing to one bank, EVB. Consulting expenses decreased $103 thousand and for the remainder of 2006 any increases in other expenses as a whole are expected to be in normal operating expenses associated with growing the franchise.

On a linked quarter basis, net income for the second quarter of 2006 improved by $250 thousand to $1.8 million compared to $1.6 million for the quarter ended March 31, 2006. The Company benefited from an increase in net interest income of $472 thousand or 6.3% and an increase in other income of $156 thousand or 13.6%. Interest expense was up 7.5% while interest income was up 6.7% highlighting the continued challenge in managing the interest margin. Other income improvement was fueled primarily by $107 thousand increase in service charges on deposits. Noninterest expense increased $190 thousand and the primary contributor was a $198 thousand increase in marketing and advertising expense. With all conversion and consulting expenses paid, expenses in this category for the second half of the year are expected to be influenced only by increases in normal operating expenses, Management’s major challenge, after the Federal Reserve increased interest rates twice in the second quarter, is controlling the cost of funds and effectively pricing earning assets to maintain the margin.

Asset quality continues to remain excellent, with net charge-offs as a percent of year-to-date average loans outstanding of 0.04% compared to 0.16% for the same period in 2005 and 0.12% for the year ended December 31, 2005. Nonperforming assets as a percent of total loans plus OREO was 0.30% at June 30, 2006, compared to 0.59% for the same period in 2005. Nonperforming assets were $1.4 million at the end of June 2006, compared to $2.5 million at year-end 2005 and $3.2 million at June 30, 2005. Management is pleased with this improvement. However, as the Federal Reserve continues its effort to slow the economy, management recognizes that customer repayment capabilities may be stressed in a slower economy.

Net interest margin for the quarter ended June 30, 2006 was 4.43% compared to 4.68% for the prior year June quarter, but up 15 basis points from 4.28% in the first quarter of 2006. Management has partially funded loan growth with wholesale funding from the Federal Home Loan Bank at favorable rates compared to the deposit market, as the cost of deposits continues to rise, and deposit growth is slower than the demand for loans. Management is developing core deposit strategies to raise deposits to meet loan demand. Management continues to project that rates will peak in the third quarter 2006 with the likelihood of a rate decrease in 2007.

President and CEO Joe A. Shearin is pleased to announce that the Board of Directors declared a dividend of $0.16 per share, payable August 15, 2006 to shareholders of record as of August 1, 2006. Shearin stated, “The consolidation of our three-bank holding company into a one-bank entity is quickly proving to support the decision to bring our banks together. We are beginning to see the benefits of the consolidation as it relates to our financial position as well as the operating efficiencies that the Company is deriving. Our human costs are contained as a direct result of operating efficiencies. Other one-time costs, such as the marketing expenditures associated with new signage, advertising, and branding, will level off; thereby, continuing to improve the bottom line. Despite shrinking margins resulting from Fed increases from a low of 1% in June 2003 to the most recent announcement in June 2006 to 5.25%, the Company is effectively managing its margins, realizing a net income increase for both the quarter and the first six months as compared to the same periods in 2005. This improvement enables us to maintain our increased dividend that was approved by the Board in April. In summary, your investment is paying a favorable dividend at approximately a 3% yield, and the Company is well positioned for growth opportunities.”

The Company’s return on average equity (ROE) and return on average assets (ROA) were 11.54% and 0.92%, respectively, for the quarter ended June 30, 2006, compared to 10.40% and 0.88%, respectively for the quarter ended June 30, 2005. For the six months ended June 2006, return on average equity was 10.81% compared to 10.82% for the same period in 2005 and return on average assets was 0.87% at June 30, 2006 compared to 0.93% at June 30, 2005.

Total assets increased by $60.9 million, compared to one year ago, reaching a record level of $793.4 million at June 30, 2006. Average loans of $601.6 million for the second quarter of 2006 were up 14.7% compared to $524.7 million in the second quarter of 2005. Average deposits of $623.3 million for the quarter ended June 30, 2006 reflect an increase of 4.1% compared to $598.6 million in the same quarter of 2005. For the quarter ended June 30, 2006, average borrowings were $90.7 compared to $45.7 for the same quarter in 2005.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	Interest rate fluctuations and our ability to successfully manage that risk

•	Funding cost in an increasingly competitive environment

•	Risk inherent in making loans such as repayment risks and fluctuating collateral values

•	Risk inherent in the investment portfolio which comprises approximately 16.0% of the Company’s total assets

•	Changes in general economic and business conditions

•	Competition within and from outside the banking industry

•	Maintaining capital levels adequate to support our growth

•	The ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future

•	Reliance on our management team, including our ability to attract and retain key personnel

•	New products and services in the banking industry

•	Problems with technology utilized by the Company

•	Changing trends in customer profiles

•	Integration of newly acquired branches or businesses, including maintaining cost controls and asset quality

•	Changes in laws and regulations applicable to the Company

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information

(dollars in thousands, except per share data)

	Three months Ended June 30		Six months Ended June 30
	2006	2005	2006	2005
Income Statements
Interest income and dividend	$12,469	$10,511	$24,150	$20,590
Interest expense	4,506	3,030	8,696	5,839

Net interest income	7,963	7,481	15,454	14,751
Provision for loan losses	204	198	317	206
Service charges on deposits	825	746	1,543	1,431
Other noninterest income	453	391	880	723
Gain on securities available for sales	27	(5)	31	121
Salaries and benefits	3,591	3,574	7,324	7,133
Occupancy and equipment	986	856	1,957	1,745
Other noninterest expense	1,986	1,846	3,655	3,525
Income tax expense	700	590	1,303	1,197

Net income	$1,801	$1,549	$3,352	$3,220

Earnings per share: basic	$0.37	$0.32	$0.68	$0.66
diluted	$0.37	$0.32	$0.68	$0.66

Selected Ratios
Return on average assets	0.92%	0.88%	0.87%	0.93%
Return on average equity	11.54%	10.40%	10.81%	10.82%
Net interest margin	4.43%	4.68%	4.36%	4.69%

Balance Sheets at Period End
Loans, net of unearned interest			$611,889	$536,187
Total assets			793,370	732,450
Deposits			624,804	602,846
Other borrowings			101,524	62,953
Shareholders’ equity			62,011	61,047
Book value per share			12.62	12.48

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$601,623	$524,701	593,873	519,769
Total assets	783,045	709,502	779,395	701,174
Deposits	623,273	598,590	623,467	593,212
Other borrowings	90,773	45,728	87,194	42,971
Shareholders’ equity	62,606	59,767	62,533	60,031

Asset Quality at Period End
Allowance for loan losses			6,792	6,459
Nonperforming assets			1,806	3,178
Net charge-offs	39	184	126	423
Net charge-offs to average loans	0.03%	0.14%	0.04%	0.16%
Loan loss reserve % of total loans			1.11%	1.20%
Nonperforming assets % of total loans & OREO			0.30%	0.59%

Other Information
Number of shares outstanding - period end	4,915,200	4,890,081	4,915,200	4,890,081
Average shares outstanding - basic	4,912,896	4,888,062	4,910,342	4,885,905
Average shares outstanding - diluted	4,927,904	4,899,902	4,924,785	4,898,670